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

         MEDITRUST AND LA QUINTA ANNOUNCE FINAL EXCHANGE RATIO AND FINAL
                        EARNINGS AND PROFITS DISTRIBUTION


Needham Heights, MA and San Antonio, TX -- June 16, 1998 -- The Meditrust Companies (NYSE: MT) and La Quinta Inns, Inc. (NYSE: LQI) announced today the final exchange ratio and the final earnings and profits distribution to be paid in connection with the merger of La Quinta into Meditrust Corporation. Based on the previously announced Meeting Date Price of $28.75625, the final exchange ratio for La Quinta shares to be converted in the merger into paired shares of The Meditrust Companies is 0.738 Meditrust paired shares for each La Quinta share.

Based upon the number of La Quinta shares electing to receive cash as of 5:00 p.m., Boston time, on Monday, June 15, 1998, approximately 18.6 million La Quinta shares will be exchanged for $26.00 in cash. Because the total cash elections in the merger exceeded the maximum cash available to be paid in the merger, the available cash will be prorated to the extent necessary to limit the aggregate cash available to be paid to La Quinta shareholders as described in the joint proxy statement/prospectus dated May 18, 1998 relating to the transaction. Shareholder meetings to approve the transaction are scheduled for June 18, 1998 and the closing is expected to occur shortly thereafter.

La Quinta shareholders who receive stock consideration in the merger will receive Meditrust paired shares and will be eligible to receive a special dividend distribution of La Quinta's accumulated but undistributed earnings and profits. The final special dividend distribution is $0.88361 per Meditrust paired share ($0.65170 per La Quinta share that is converted into Meditrust paired shares, based on the final exchange ratio). The special dividend distribution is expected to be payable to all Meditrust shareholders of record on a date to be determined by Meditrust between the 15th and the 45th day following the effective date of the merger and will be paid within 15 days of such record date.

Abraham D. Gosman, Chairman of the Boards of The Meditrust Companies, said, "I am pleased to announce that the La Quinta-Meditrust merger is moving ahead. Together with our acquisition of Cobblestone Golf Group, this acquisition represents a platform for an integrated lodging and leisure sector within Meditrust and we feel that the strengths of the La Quinta and Cobblestone organizations will add significantly to Meditrust's long-term growth strategy. With La Quinta and Cobblestone, Meditrust's total market capitalization will be in excess of $7 billion."

Ezzat S. Coutry, currently chief operating officer of La Quinta who, upon completion of the merger, will become president and chief executive officer of La Quinta, said, "As our merger with Meditrust nears completion, we want to reiterate our strong commitment to this transaction, which we believe will provide exciting growth opportunities for our shareholders, customers and employees. Gary Mead, the entire La Quinta management team and I, are continuing to work closely with Meditrust to complete this transaction, so that its benefits can be realized for all of our constituencies."

La Quinta Inns, Inc., a leader in the mid-price segment of the lodging industry, owns and operates 280 hotels and approximately 36,000 rooms and suites in 28 states.

The Meditrust Companies, a paired share real estate investment trust and the nation's largest health care real estate investment trust, with headquarters in Needham, Massachusetts, consists of Meditrust Corporation and Meditrust Operating Company. As of March 31, 1998, Meditrust had investments in 474 facilities in 40 states with 37 different operators and has a total market capitalization of approximately $4.0 billion.

Editor's Note: This release is also available on the Internet over the World Wide Web: http://www.reit.com.